EXHIBIT 99.1
Safeguard Scientifics, Inc.
435 Devon Park Drive, 800 Building
Wayne, PA 19087
(610) 293-0060
May 24, 2007
Raymond J. Land
Dear Ray:
     Safeguard Scientifics, Inc. (“Safeguard”) is pleased to offer you a position as Senior Vice-President and Chief Financial Officer at Safeguard, located at Safeguard’s principal executive offices on terms and conditions described below (the “Agreement”). I understand that you will assume this position on or about June 11, 2007 (the “Commencement Date”).
     Salary and Cash Incentives. The annual salary associated with this position is $325,000. As a matter of maintaining competitive employment terms, salaries are reviewed annually against internal and external peer groups, and individual performance, and, if appropriate, adjusted upwards.
     You will also be eligible to participate in the Safeguard annual management incentive program (MIP), at a target payout of $195,000. The overall MIP goals are determined at the beginning of each year, and approved for payment annually, after the year-end audited results, by the Compensation Committee of the Board. Your individual actual payout amount will be determined by performance to individual objectives, and by the overall performance of Safeguard. You will participate in the MIP commencing with 2007, pro rated from your Commencement Date, but with a minimum payment guaranteed at 100% of the pro rated target amount for 2007 only. This guaranteed amount ($109,375), assuming a June 11 hire date) will be payable on the next regular payroll date following the Commencement Date. You will apply the net after-tax proceeds of this guaranteed bonus amount, determined based on your reasonable estimate of the amount of federal, state and local income and employment taxes payable with respect to the guaranteed bonus, to purchase the Company’s Common Stock in one or more market transactions to be completed promptly after the Commencement Date, subject to and in compliance with any applicable law, regulations or policy, including but not limited to, the Company’s insider trading policies and procedures.
     Option Grant. Subject to Compensation Committee approval, you will be granted options to purchase 1,500,000 shares of Common Stock of Safeguard. Your initial option grant will be divided into two categories: 25% (or 375,000 options) will vest on a “time” basis (the “time-based” options) and the remaining 75% (or 1,125,000 options) will vest based on a performance basis (the “market-based” options). The options will be granted under the Safeguard option plan on the later of your commencement date or the date of the Compensation Committee approval (the “Grant Date”). With respect to the 375,000 time-based options, 25% will vest on the first anniversary of the Grant Date and the remaining 75% will vest in equal monthly installments during the three-year period commencing on the first anniversary of the Grant Date. The 1,125,000 market-based options will vest based on achievement by Safeguard of sustained improvement in its market capitalization (as will be more fully described in the option agreement). The option will have an exercise price equal to the mean of the high and low sales prices of Safeguard common stock on the Grant Date and will expire on the eighth anniversary of the Grant Date (subject to earlier termination in accordance with the option plan). In general, except as otherwise provided in this Agreement or in the option agreement, your unvested stock options will be forfeited if you do not continue in active service to the Company through the applicable vesting date.

You will be eligible for additional grants from time to time as the compensation committee approves additional grants.
     Fringe Benefits. You will also be eligible to participate in Safeguard’s health, dental, vision, disability, 401(k), deferred compensation program, and other benefit plans generally available to Safeguard executive employees from time to time. In addition, so long as you are an employee and Safeguard offers these benefits generally to other principals or executives, you will be paid a car allowance at the rate of $10,000 per annum (pro rated from your Commencement Date); you will receive a non-accountable annual expense allowance of $8,000 per annum (payable in February of each year, and commencing for you in February 2008); you will be entitled to participate in the Company’s executive medical plan as in effect from time to time; and, subject to evidence of insurability, you will be entitled to Company-paid universal life insurance providing coverage of $750,000 in addition to the Company’s normal group life insurance plans offered to employees generally. You will also be entitled to vacation at the annual rate of four weeks of vacation per year, and other benefits as outlined on the enclosed description of Safeguard benefits.
     Severance. Subject to the terms and conditions set forth below, in the event that (A) your employment with Safeguard is terminated by Safeguard without cause or by you for good reason within eighteen (18) months following a change of control of Safeguard (“Change of Control Termination”) or (B) your employment with Safeguard terminates for any reason other than (i) your death or disability, (ii) Safeguard’s termination of your employment for cause or (iii) your resignation without good reason (such a termination, a “Severance Termination”), Safeguard shall provide you with the following benefits, which together with any benefits provided under the applicable terms of any other plan or program sponsored by the Safeguard (other than any plan, program or arrangement intended to pay severance benefits following termination of employment), and applicable to you, shall be the only severance benefits or other payments in respect of your employment with Safeguard to which you shall be entitled. The benefits you receive under this Agreement will be in lieu of all salary, accrued vacation and other rights that you may have against Safeguard or its affiliates.
•	Beginning with fiscal year 2008, you will receive a payment in respect of your current year’s bonus equal to the product of (i) your annual target bonus (of at least $195,000), multiplied by (ii) Safeguard’s percentage achievement of its annual Management Incentive Plan objectives as determined by the Compensation Committee as of the end of the calendar quarter closest to your date of termination, multiplied by (iii) a fraction, the numerator of which is the number of days in Safeguard’s fiscal year elapsed at the time of the termination and the denominator of which is 365. Payment under this provision will be made within a reasonable period of time after the end of the quarter for which the determination in (ii) is made.

•	If (A) there is a Change of Control Termination or (B) a Severance Termination, you will receive a lump sum payment equal to the product of (i) 1.5 multiplied by (ii) your annual salary then in effect (which will not be less than $325,000).

•	Except as provided below, you will only vest in your interests under and you will receive benefits in accordance with the terms and conditions set forth in Safeguard’s various long-term incentive plans.

•	You will receive up to twelve (12) months continued coverage under Safeguard’s medical and health plans and life insurance plans, which coverage shall run concurrent with the coverage provided under section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”); or as an alternative, at the discretion of the Board, the Board may elect to pay you in lieu of such coverage an amount equal to your cost of continuing such comparable coverage. You should consult with Safeguard’s payroll staff concerning any life insurance policies.

•	On or before the end of the second calendar year beginning after your termination of employment, Safeguard will reimburse you for up to $20,000 for documented outplacement services or office space which you secure within such time period.

•	You will be reimbursed promptly for all your reasonable and necessary business expenses incurred on behalf of Safeguard prior to your termination date in accordance with Safeguard’s customary policies.

•	If you experience a Change of Control Termination as described above, (A) you will become fully vested in all of your outstanding stock options and you may exercise (i) those stock options that were subject to time-based vesting during the thirty-six (36) month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), and (ii) those stock options that were subject to market-based vesting options during the twenty-four (24) month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), and (B) you will become fully vested in all of your outstanding restricted stock awards and deferred stock units, if any.

•	If you experience a Severance Termination as described above, (A) you will become fully vested in your outstanding time-based stock options that were subject to time-based vesting and you may exercise those stock options during the thirty-six (36)-month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), (B) you may exercise your vested outstanding market-based options during the twelve (12) month period following your termination of employment (unless any of the options would by their terms expire sooner, in which case you may exercise such options at any time before their expiration), and (C) the Board, in its discretion, may accelerate the vesting of any restricted stock grants and deferred stock units, if any.
     All compensation and benefits described in this Agreement will be offered in return for and contingent on your execution and non-revocation of a release and non-competition agreement substantially in the forms attached to this letter.
     Upon your termination of employment with Safeguard in connection with a change of control, as discussed above, if it is determined that any payment or distribution by Safeguard of benefits provided under this Agreement or any other benefits due upon a change of control (the “Change of Control Benefits”) would constitute an “excess parachute payment” within the meaning of section 280G of the Code that would be subject to an excise tax under section 4999 of the Code (the “Excise Tax”) the following provisions shall apply, unless provided otherwise in the applicable plan, program or agreement that provides change of control payments that are not paid pursuant to this Agreement. If the aggregate present value to you of receiving the Change of Control Benefits and paying the Excise Tax is not greater than the aggregate present value to you of the Change of Control Benefits reduced to the safe harbor amount (as defined below), then Safeguard shall reduce the Change of Control Benefits such that the aggregate present value to you of receiving the Change of Control Benefits is equal to the safe harbor amount. Otherwise you shall receive the full amount of the Change of Control Benefits and you shall be responsible for payment of the Excise Tax. For purposes of this paragraph “present value” shall be determined in accordance with Section 280G(d)(4) of the Code and the term “safe harbor amount” shall mean an amount expressed in the present value that maximizes the aggregate present value of the Change of Control Benefits without causing any of the Change of Control Benefits to be subject to the deduction limitations set forth in Section 280G of the Code.
     All determinations made pursuant to the foregoing paragraph shall be made by a professional advisor selected by Safeguard (the “Professional Advisor”), which firm shall provide its determinations and any supporting calculations both to Safeguard and to you within ten days of the termination date. Any such determination by the Professional Advisor shall be binding upon you and Safeguard. You shall then, in your sole discretion, determine which and how much of the Change of Control Benefits shall be eliminated or reduced consistent with the requirements of the foregoing paragraph. All of the fees and expenses of the Professional Advisor in performing the determinations referred to above shall be borne solely by Safeguard.
     Except as provided in the next succeeding paragraph of this Agreement, Safeguard will pay you the lump sum payments described above on the next regularly scheduled payroll date after your recission period relating to the release and non-competition agreement and such agreements have become effective and following any determination required by the preceding paragraph. Safeguard will prepare the final release (which will be substantially in the form attached as Exhibit A to this letter, but with such changes, if any, as recommended by Safeguard’s counsel) within five business days of your termination of employment. You will have 21 days in which to consider the release although you may execute it sooner. Please note that the release has a rescission period of seven days after which it becomes effective if not revoked. All other payments will be made to you on the next regularly scheduled payroll date after the date on which they become due.
     To the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under section 409A of the Code to payments due to you upon or following your separation from service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following your separation from service will be deferred (without interest) and paid to you (without interest) in a lump sum as promptly as possible following the lapse of that six-month period.
     Except with respect to amounts subject to delayed payment because of the application of section 409A of the Code (as described in the immediately preceding paragraph), Safeguard will pay interest on late payments at the prime rate at Safeguard’s agent bank plus 2 percent compounded monthly. In addition, Safeguard will pay all reasonable costs and expenses (including reasonable attorney’s fees and all costs of arbitration) incurred by you to enforce this Agreement or any obligation hereunder.
     In this letter, the term “cause” means (a) your failure to adhere to any written Safeguard policy if you have been given a reasonable opportunity to comply with such policy or cure your failure to comply (which reasonable opportunity must be granted during the ten-day period preceding termination of this Agreement); (b) your appropriation (or attempted appropriation) of a material business opportunity of Safeguard, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of Safeguard; (c) your misappropriation (or attempted misappropriation) of any Safeguard fund or property; or (d) your conviction of, or your entering a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.
     In this letter, the term “good reason” means (i) your assignment (without your consent) to a position, title, responsibilities, or duties of a materially lesser status or degree of responsibility than your current position, responsibilities, or duties; provided, however, that a mere change in your area of responsibilities shall not constitute a material change if you are reasonably suited by your education and training for such responsibilities and you remain Senior Vice-President and Chief Financial Officer of Safeguard; (ii) a reduction of your base salary or target bonus opportunity (acknowledging that the payment of any bonus is subject to the discretion of the Compensation Committee of the Board); (iii) the relocation of Safeguard’s principal executive offices to a location which is more than 30 miles away from the location of Safeguard’s principal executive offices on the date of this Agreement; or (iv) Safeguard’s material breach of this agreement. Notwithstanding the foregoing, good reason shall not exist if (i) you fail to provide notice to Safeguard of your intended resignation for “good reason” within 90 days of the initial existence of such condition, (ii) Safeguard cures such action or failure to act that constitutes good reason within a reasonable period of time (which reasonable period of time shall not be longer than 30 days) following the date you provide Safeguard with notice of your intended resignation for good reason or (iii) your separation from service is not effective on or before 90th day following the lapse of the cure period referenced in (ii).
     A “change of control” shall be deemed to have occurred if (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any Safeguard employee stock ownership plan or an equivalent retirement plan, becomes the beneficial owner (as such term is used in Section 13(d) of the Exchange Act), directly or indirectly, of securities of Safeguard representing 50% or more of the combined voting power of Safeguard’s then outstanding voting securities, (ii) the Board ceases to consist of a majority of Continuing Directors (as defined below), (iii) the consummation of a sale of all or substantially all of Safeguard’s assets or a liquidation (as measured by the fair value of the assets being sold compared to the fair value of all of Safeguard’s assets), or (iv) a merger or other combination occurs such that a majority of the equity securities of the resultant entity after the transaction are not owned by those who owned a majority of the equity securities of Safeguard prior to the transaction. A “Continuing Director” shall mean a member of the Board who either (i) is a member of the Board at the date of this Agreement or (ii) is nominated or appointed to serve as a Director by a majority of the then Continuing Directors.
     Terms of Employment, Agreements, Miscellaneous. You will be an employee-at-will and subject to the arrangements described in Safeguard’s employee handbook as modified from time to time. In addition, this offer is subject to your agreement to comply with various covenants designed to protect Safeguard’s confidential information and employee and customer relationships, as set forth on the Confidentiality & Intellectual Property Assignment Agreement, in the form attached as Exhibit B We will need to receive a signed copy of the agreement prior to your Commencement Date. This offer is subject to completion of background check, which I expect over the next few days.
     We agree that you may continue to serve as a director of Anika Therapeutics, Inc., Mountain View Pharmaceuticals and Medcenter Solutions, Inc. so long as such board service does not interfere with the performance of your duties to Safeguard and that the activities of these companies do not compete with the activities of Safeguard or our subsidiaries, partner companies or affiliates. You shall not serve as a director of any other company that is not affiliated with Safeguard without the consent of our Board of Directors.
     The provisions set forth in this Agreement will inure to the benefit of your personal representative, executors and heirs. In the event you die while any amount payable under the Agreement remains unpaid, all such amounts will be paid in accordance with the terms and conditions of this letter.
     No term or condition set forth in this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and the Board of Safeguard or a duly authorized officer of Safeguard.
     You will not be required to mitigate the amount of any payment provided for in this letter by seeking other employment or otherwise.
     You acknowledge that the arrangements described in this Agreement will be the only obligations of Safeguard or its affiliates in connection with any determination by Safeguard to terminate your employment with Safeguard. This Agreement does not terminate, alter or affect your rights under any plan or program of Safeguard in which you may participate or under which you are due a benefit, except as explicitly set forth herein. Your participation in such plans or programs will be governed by the terms of such plans and programs.

     The provisions set forth in this Agreement will be construed and enforced in accordance with the law of the Commonwealth of Pennsylvania without regard to the conflicts of laws rules of any state.
     Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by arbitration in Philadelphia, Pennsylvania, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, using one arbitrator, and judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.
     The obligations of Safeguard set forth herein are absolute and unconditional and will not be subject to any right of set-off, counterclaim, recoupment, defense or other right which Safeguard may have against you, subject to, in the event of your termination of employment, your execution of the relevant release and the non-competition agreement set forth in the forms attached to this Agreement.
     Safeguard may withhold applicable taxes and other legally required deductions from all payments to be made hereunder.
     Safeguard’s obligations to make payments under this letter are unfunded and unsecured and will be paid out of the general assets of Safeguard.
     This Agreement constitutes the entire agreement and understanding with respect to your severance arrangements, and supersedes any and all prior agreements and understandings whether oral or written, relating thereto.
     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to us the enclosed copy of this letter which will then constitute our legally binding agreement.
Sincerely,
Safeguard Scientifics, Inc.

By:	/s/ Peter J. Boni Peter J. Boni President and Chief Executive Officer
I agree to be bound by the terms and conditions of this letter agreement.
/s/ Raymond J. Land
Raymond J. Land

EXHIBIT A
GENERAL RELEASE AND AGREEMENT
EXHIBIT B
CONFIDENTIALITY & INTELLECTUAL PROPERTY ASSSIGNMENT AGREEMENT